1996 CLUBCORP COMPREHENSIVE COMPENSATION PLAN-PAGE


                                 EXHIBIT 4.3

                                     1996
                   CLUBCORP COMPREHENSIVE COMPENSATION PLAN

                    ARTICLE I.  ESTABLISHMENT AND PURPOSE

1.1. ESTABLISHMENT. The Company adopts the following ClubCorp Comprehensive Compensation Plan (the "ClubCorp Plan"), effective January 1, 1996. The ClubCorp Plan is composed of component plans for certain employee groups, as appropriate, and as approved by the Board. Such component plans are hereby adopted as appendices and made a part of this ClubCorp Plan.

1.2. PURPOSE. The purpose of this ClubCorp Plan is to support the critical objectives of STAR Service by utilizing total compensation targets that allow for revenue sharing, recognize levels of responsibility within the organization, consider external competitive factors and measure the caliber of performance as compared to pre-established and mutually agreed upon criteria.

1.3.  OBJECTIVES.    The  Company  is  committed  to  providing  competitive
compensation, based on comparisons of relevant jobs and job markets, internal equity considerations, benefits, privileges and perquisites.

                           ARTICLE II.  DEFINITIONS

2.1.  DEFINITIONS.    The  following  terms  where  capitalized shall have the
meanings set forth below.

(A) "AWARD" means for a given Award Period either the Cash Award or Stock Award related to Earned Variable Compensation, payable to the Participant as determined by the Compensation Committee.

(B) "AWARD DATE" means the first day of the Award Period following the Award Period to which the Award relates.

(C) "AWARD PERIOD" means the time frame that is being measured for purposes of Award determination.

(D) "BOARD" means the Board of Directors of the Company.

(E) "CASH AWARD" means the portion of compensation paid pursuant to this ClubCorp Plan which is payable in cash.

(F) "CASH FLOW ANALYSIS REPORT" means the report produced in Dallas (#022-020) that is prepared at the end of each accounting period showing current and YTD revenues and expenses.

(G) "CLUBCORP" means Club Corporation International.

(H) "CLUBCORP PLAN" means this document, and all appendices, as amended from time to time by the Compensation Committee or the Company, and which supersedes all prior compensation plans.

(I)  "COMPENSATION  COMMITTEE"  means  the  committee,  appointed  pursuant to
Section  5.1,  which  shall  administer  this ClubCorp Plan in accordance with
Article V hereof.

(J) "COMMON STOCK" means the common stock of ClubCorp authorized prior to or after the effective date of the ClubCorp Plan, or any class into which such common stock may hereafter be changed.

(K) "COMPANY" means ClubCorp.

(L) "DISABILITY" means a physical or mental condition of a Participant that results in the Participant's eligibility for long-term disability benefits under the Company or an Employer's then existing long-term disability plan.

(M) "EARNED COMPENSATION SCALE" means the scale which defines the percentage of Total Potential Compensation an eligible Participant could earn, based on the Participant's annual performance rating, pursuant to the procedure set forth in the applicable appendices to the ClubCorp Plan.

(N)  "EARNED  VARIABLE  COMPENSATION"  means  the difference between the Total
Earned Compensation and the total Fixed paid to an eligible Participant pursuant to the applicable appendix of the ClubCorp Plan.

(O) "EMPLOYER" means each Subsidiary who adopts the ClubCorp Plan.

(P) "FIXED" means the fixed portion of Total Potential Compensation that is payable in cash each payroll period to an eligible Participant pursuant to the procedure set forth in the applicable appendices to the ClubCorp Plan.

(Q) "GOMD" means the Total Operating Revenue minus Total Operating Expenses as reflected on the Cash Flow Analysis Report.

(R) "PARTICIPANT" means an employee of the Company or one of the Subsidiaries who is designated by the Compensation Committee to become a Participant in the ClubCorp Plan.

(S) "RESTRICTED STOCK" means Common Stock awarded to the Participant under this ClubCorp Plan, which is subject to certain restrictions as described in
Section 4 hereof.

(T) "RETIREMENT" means a termination of employment which is treated as normal or early retirement pursuant to any qualified pension plan maintained by the Company or an Employer.

(U) "SHARE VALUE" means the fair market value of one share of Common Stock determined by the Company using a formula based on certain financial measures, as confirmed quarterly by an independent appraiser.

(V) "STOCK AWARD" means the portion of compensation payable in Restricted Stock pursuant to the ClubCorp Plan.

(W) "SUBSIDIARY" means a 50 percent or more owned, directly or indirectly, subsidiary of the Company.

(X) "TERMINATION FOR CAUSE" is defined as violation of the policies of the Company or any Employer, where stated such violation may be grounds for termination.

(Y) "TOTAL EARNED COMPENSATION" is defined as the Total Potential Compensation amount multiplied by the Total Percentage Earned Compensation, or as otherwise defined in an appendix to the ClubCorp Plan.

(Z) "TOTAL OPERATING EXPENSES" means the total operating expenses of the Company as determined in accordance with Generally Accepted Accounting Principles.

(AA) "TOTAL OPERATING REVENUE" means the total operating revenue of the Company as determined in accordance with Generally Accepted Accounting Principles.

(BB)  "TOTAL  PERCENTAGE  EARNED"  means  the  percentage  of  Total Potential
Compensation that an eligible Participant earns as a result of the annual performance evaluation process as defined on the Earned Compensation Scale in accordance with the applicable appendix to the ClubCorp Plan.

(CC) "TOTAL POTENTIAL COMPENSATION" is calculated as a percentage of the GOMD and is the target total compensation payable to an eligible Participant for the year in question, or will be calculated as set forth in the applicable appendix to this ClubCorp Plan, as may be amended from time to time.

(DD) "VARIABLE COMPENSATION" means the difference between the Total Potential Compensation and the total Fixed paid to an eligible Participant, in accordance with the applicable appendix to the ClubCorp Plan.

(EE) "WILLFUL RESIGNATION" is defined as a resignation initiated by the employee other than termination due to death or Disability.

2.2. GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology when used in the ClubCorp Plan, or any appendix, shall also include the feminine gender and the neuter gender, and the definition of any term in the singular shall also include the plural.

                         ARTICLE III.  PARTICIPATION

3.1. PARTICIPATION. Participation in this ClubCorp Plan shall be limited to those employees of the Company or an Employer who are designated as Participants for a given calendar year by the Compensation Committee. The Compensation Committee may elect not to designate any Participants for a calendar year. No person shall have an automatic right to be selected as a Participant for any calendar year, and selection as a Participant for one or more calendar years does not automatically entitle the employee to become a Participant for any subsequent calendar year.

                        ARTICLE IV.  AWARD AND PAYMENT

4.1. AWARDS. Awards with respect to a particular Award Period shall be determined by the Compensation Committee pursuant to the procedures set forth in the attached appendices. Each calendar year the procedure to be used to determine Awards will be established by the Compensation Committee, in its sole discretion. The application of such procedures, including any formula, modification of the procedure or formula from time to time and determination of the amount of any and all Awards is within the sole discretion of the Compensation Committee.

4.2. VESTING. All Cash and Stock Award amounts are fully vested and nonforfeitable from the Award Date, except as otherwise provided for in an appendix to the ClubCorp Plan. Any Award to be paid under this ClubCorp Plan to a Participant who is deceased shall be paid to the Participant's estate.

4.3. CHANGE IN EMPLOYMENT STATUS. Notwithstanding anything to the contrary contained in this ClubCorp Plan, if a Participant who has been a Participant in the ClubCorp Plan for a least one day during the Award Period is terminated for any reason other than Termination for Cause or Willful Resignation prior to an Award Date, the Participant shall be entitled as of the Award Date to a prorata portion (as determined by the Compensation Committee) of the Award to which the Participant would have been entitled if he had continued in employment until the Award Date. The prorated Award will be one hundred percent (100%) vested as of the Award Date and shall be paid to the Participant in cash as soon as practicable following the Award Date. Any part of the prorated Award that would be otherwise payable as shares of Restricted Stock will be paid in cash based on the most recent Share Value determined by the Company prior to the Award Date.

4.4. CHANGE IN POSITION. Notwithstanding anything to the contrary contained in this ClubCorp Plan, if a Participant who has been a Participant in the ClubCorp Plan for at least one day during the Award Period ceases to be eligible to continue to participate in the ClubCorp Plan, but continues in employment with the Company or a Subsidiary, the Participant shall be entitled as of the Award Date to a prorata portion (as determined by the Compensation Committee) of the award to which the Participant would have been entitled if he had continued in employment without the Change in Position until the Award Date. The prorated award will be one hundred percent (100%) vested as of the Award Date and any part of the prorated award deemed to be the Cash Award shall be paid in cash to the Participant as soon as practicable following the Award Date. Any part of the prorated award deemed to be the Stock Award shall be awarded as shares of Restricted Stock based on the most recent Share Value for the quarter prior to the Award Date.

4.5.  AWARD  PAYMENTS.    Awards will be paid in accordance with the terms and
conditions of the attached appendices to the ClubCorp Plan, as modified by the provisions of this ClubCorp Plan.

4.6. STOCK AWARDS. If a Participant is entitled to a Stock Award, the number of shares of Restricted Stock the Participant can receive will be determined by the Compensation Committee pursuant to the procedure or formula set forth on the applicable appendix to this ClubCorp Plan. As soon as practicable following the Award Date, the Compensation Committee shall issue to each Participant an Award letter documenting the number of whole shares of Restricted Stock which have been awarded to, or, if applicable, elected by the Participant. As soon as practicable following the end of the calendar year, the Compensation Committee shall cause the Company to deliver to the Participant a certificate representing the cumulative number of the Participant's vested whole shares of Restricted Stock for the calendar year. All shares of Restricted Stock awarded to Participants pursuant to this ClubCorp Plan (including shares received by the holders thereof as a result of any adjustment pursuant to Section 4.7) shall be subject to the following restrictions:

(a) The Participant must sign a Stockholder Agreement containing such terms and conditions as the Treasury Stock Committee of the Company shall determine from time to time in its sole discretion.

(b) Pursuant to current Company policy (which may be changed at the sole discretion of the Company), the Restricted Stock may not be sold for three years following the end of the calendar year during which it was awarded, except in the event of a financial hardship as described in Section 4.6(c).

(c) Exceptions to the holding requirements set forth in this section for an event of a financial hardship will be considered by the Compensation Committee on a case by case basis and shall be subject to the hardship rules as set forth in 26 U.S.C. Section 401(k) (such as the purchase of a primary residence, payment of medical expenses for immediate family, post-secondary tuition and prevention of foreclosure or eviction from principal residence). The Participant shall be required to submit a letter describing the financial hardship and supporting documentation to the Compensation Committee or its designee. If the Compensation Committee determines that the request satisfies the 401(k) hardship rules, the approved request will be forwarded to the Treasury Department of ClubCorp. The Participant will be instructed to send the stock certificate and Sale of Stock memo to the Treasury Department for purchase by ClubCorp at the most currently available Share Value.

(d) The Company may provide in the Stockholder Agreement for: (I) any other restrictions on any shares of Restricted Stock used pursuant to this ClubCorp Plan as it may deem advisable, including, without limitation, restrictions based on market appreciation of Common Stock, increases in the revenues, sales, net worth or net earnings of the Company or any Subsidiary, division or other component thereof, amendments to the ClubCorp Plan, or the attainment of any other business or financial goal of the Company and (II) such further restrictions as may be advisable to comply with law, including the requirements of the Securities Act of 1933, as amended, any stock exchange upon which such share or shares of the same class are then listed and under any state securities or other laws applicable to such shares.

4.7. NATURE OF OBLIGATIONS. All amounts payable under this ClubCorp Plan shall be paid as a general obligation of the Company or an Employer. No Participant shall have any right, title or interest whatever in or to, or any preferred claim in or to, any investment reserves, accounts or funds that the Company or an Employer may purchase, establish or accumulate to aid in providing the payments described in this ClubCorp Plan. Nothing contained in this ClubCorp Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company or any Employer and a Participant or any other person.

4.8. ADJUSTMENTS TO COMMON STOCK. In the event of any share dividend on Common Stock, any stock split, the issuance of rights to subscribe to additional Common Stock, or any recapitalization, merger, reorganization or combination of the Company, a fair and equitable adjustment, as determined by the Compensation Committee in its sole discretion, shall be made in the number of shares of Common Stock issued to the Participant.

4.9. TAX WITHHOLDING. The Company or any Employer may withhold or cause to be withheld from any Award payment any federal, state or local taxes required by law to be withheld with respect to such payment and such sum as the Company or an Employer may reasonably estimate as necessary to cover any taxes for which the Company or an Employer may be liable and which may be assessed with regard to such payment.

4.10.  NONTRANSFERABILITY.    No  Participant  shall have any rights by way of
anticipation or otherwise to assign or otherwise dispose of any interest under this ClubCorp Plan.

                          ARTICLE V.  ADMINISTRATION

5.1. ADMINISTRATION AND APPOINTMENT. The ClubCorp Plan shall be administered by the Compensation Committee, which shall be appointed by the Domestic Operations Committee of the Company. The Domestic Operations Committee of the Company shall appoint three standing members and three members who shall serve on the Compensation Committee for a one year term. The standing members shall consist of the Vice President of Human Resources, the Director of Human Resources, the Vice President of Finance. The rotating members shall consist of an Executive Vice President, Regional Vice President and a Regional Human Resource Manager. The Domestic Operations Committee may remove any committee member at any time, with or without cause, and shall appoint successors to any removed or resigned members.

5.2. COMMITTEE AUTHORITY. The Compensation Committee shall have the right to execute all powers reserved to the Board of the Company by this ClubCorp Plan to the extent delegated in writing to the Compensation Committee by the Board. The determination of the Compensation Committee as to any disputed questions of construction and interpretation shall be final, binding and conclusive upon all persons. The Compensation Committee's determinations as to which employees shall become Participants in the ClubCorp Plan for a particular calendar year and the Awards made shall be final, binding and conclusive upon all persons. The Compensation Committee shall have the right to delegate any of its powers or duties under the ClubCorp Plan and the person to whom any such powers or duties are delegated shall have the right to execute such powers or duties.

5.3. EXPENSES. The expenses of administering the ClubCorp Plan shall be borne by the Employers.

5.4.  INDEMNIFICATION  AND  EXCULPATION.    The  members  of  the Compensation
Committee, officers, directors and employees of the Company and the Subsidiaries ("Indemnities") shall be indemnified and held harmless by the Employers against and from any and all loss resulting from liability to which the Indemnities may be subjected by reason of any act or conduct (except fraud, willful, intentional, or reckless misconduct) including all expenses reasonably incurred in their defense in case the Employers fail to provide such defense.

                ARTICLE VI.  MERGER, AMENDMENT AND TERMINATION

6.1.  MERGER,  CONSOLIDATION  OR  ACQUISITION.    In  the  event  of a merger,
consolidation or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to terminate the ClubCorp Plan, this ClubCorp Plan shall continue.

6.2. AMENDMENT AND TERMINATION. The Company expressly reserves the right to amend the ClubCorp Plan at any time and in any manner, including the making of retroactive amendments, and the right to terminate the ClubCorp Plan at any time; provided, however, that in the event of an amendment or termination of the ClubCorp Plan, Awards previously awarded by the Compensation Committee, pursuant to Section 4.1 hereof, shall continue to be obligations of the Company and the Employers and shall be paid as provided under Section 4.2 hereof except as may be prohibited by or as necessary to comply with any applicable law.

                         ARTICLE VII.  MISCELLANEOUS

7.1. SEVERABILITY. In the event any provisions of the ClubCorp Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the ClubCorp Plan, but the ClubCorp Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the ClubCorp Plan.

7.2.  APPLICABLE  LAW.   This ClubCorp Plan shall be governed and construed in
accordance with the laws of the State of Texas.

7.3. CLUBCORP PLAN NOT AN EMPLOYMENT CONTRACT. This ClubCorp Plan is not an employment contract. It does not give any person the right to be continued in employment, and all employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status.



                  ARTICLE VIII.  PARTICIPATION BY EMPLOYERS

8.1. ADOPTION OF CLUBCORP PLAN BY SUBSIDIARY. Any Subsidiary, whether or not presently existing, may adopt this ClubCorp Plan with the consent of the Company. Adoption by a Subsidiary shall be accomplished in such manner as is specified by the Company from time to time.

8.2. RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE EMPLOYERS. Throughout this instrument, a distinction is purposely drawn between rights and obligations of the Company and the rights and obligations of the Employers. The rights and obligations specified as belonging to the Company shall belong solely to the Company. Any failure by an Employer to fulfill its own obligations under this ClubCorp Plan shall have no effect upon any other Employer.

8.3. WITHDRAWAL FROM CLUBCORP PLAN. Any Employer may withdraw from the ClubCorp Plan upon giving the Company at least sixty (60) days' notice in writing of its intention to withdraw. Such withdrawal shall terminate all obligations of the withdrawn Employer under the ClubCorp Plan as of the date the Company accepts the Employer's withdrawal. An Employer may withdraw from this ClubCorp Plan without affecting any other Employer, provided, however, that in the event of a withdrawal by an Employer, obligations of that Employer, as well as the Company and the remaining Employers, if any, as to Awards previously awarded by the Compensation Committee, pursuant to Section
4.1 hereof, shall continue to be obligations of the Company and the Employers, including the withdrawing Employer and shall be paid as provided under Section
4.2 hereof except as may be prohibited by or as necessary to comply with any applicable law.

IN WITNESS WHEREOF, Club Corporation International has caused this instrument to be executed on this ___ day of _____________, 1996.

CLUB CORPORATION INTERNATIONAL
BY: ________________________________
TITLE: _____________________________




                        APPENDIX A:  CLUBCORP MANAGER
                              COMPENSATION  PLAN

                               I.  PLAN DESIGN

A. RELATIONSHIP TO THE CLUBCORP PLAN. This ClubCorp Manager Compensation Plan (the "Manager Plan") is a part of and is governed by the terms and conditions of the ClubCorp Plan. All terms which are initially capitalized in the Manager Plan and are not defined in the Manager Plan, have the same meaning as the terms defined in the ClubCorp Plan.

B. GENERAL PLAN DESCRIPTION. The Manager Plan is designed to encourage focus on the critical elements of the Club Manager position (as defined on the performance evaluation form) and to recognize and reward unit level financial and qualitative performance. Financial performance is generally measured by GOMD performance, referred to as the Partner Plan. The Partner Plan is an annual ClubCorp Plan and earnings are distributed once a year. In development or redevelopment clubs and in some cases management agreement clubs, specific financial targets are established as the measure of financial performance and this approach is referred to as the Target Plan. The Target Plan is an annual ClubCorp Plan and earnings are distributed annually. Total Potential Compensation targets are established for both ClubCorp Plans by evaluating the market value and complexity of the position, the size of the property, and the earnings history achieved at each property. Actual earnings are distributed to Participants in the form of Cash Awards and Stock Awards.

C.  ELIGIBILITY.   All Club Managers, to the extent designated as Participants pursuant to Section 3.1 of the ClubCorp Plan, shall participate in the Manager Plan, subject to the terms and conditions of the ClubCorp Plan.

                       II.  COMPONENTS OF COMPENSATION

A. TOTAL POTENTIAL COMPENSATION consists of two components, the Fixed and Variable Compensation.

B. TOTAL EARNED COMPENSATION equals the percentage of compensation that is earned based on unit financial performance, modified by the rating of the performance evaluation. Total Earned Compensation will generally equal 68% to 120% of Total Potential Compensation.

C. OVERACHIEVEMENT is earned by an increase in the amount of GOMD produced or exceeding financial targets, and receiving consistent above average performance ratings. For the Partner Plan, Total Potential Compensation is defined as a percentage of GOMD. For the Target Plan, Total Potential Compensation is the sum of the established Fixed and the potential earnings associated with each financial target.

               III.  PERFORMANCE  EVALUATIONS AND AWARD AMOUNTS
Performance evaluations are completed once a year with a mid-year written progress report. Performance measures are member relations, employee partner
relations  and  financial  partner  expectations.    The  performance  rating
determines the percentage of earned Total Potential Compensation. The performance and earnings scale is shown on the attached example of the ClubCorp Plan approach. As soon as practical following the close of each Award Period, the Compensation Committee shall determine the amount of the Total Earned Compensation, if any, to which each Participant is entitled with respect to such Award Period.

                              IV.   DISTRIBUTION

The "Fixed" is paid in cash, each payroll period. Earned Variable Compensation will be paid as a Cash Award and as a Stock Award to the extent elected by the Participant prior to the Award Date in accordance with procedures established by the Compensation Committee. The percentage of Earned Variable Compensation to be paid in Restricted Stock will be elected annually by the Club Manager. The elected percentage can be 0% to 100%, in 10% increments.

                            V.  CAPITAL EXPANSIONS

The calculation of all Awards made pursuant to the Manager Plan is subject to modification intended to reflect the appropriate cost of capital. Capital expansions are expected to generate a 20% return on investment over the life of a project, a cost of capital of at least 12% has been established by the New Business Review Committee and will be used to adjust the GOMD percentage established for Participants of the Partner Plan. The targeted dollar amount of the established Total Potential Compensation will remain unchanged.

EXAMPLE



Capital                       Partner Plan
Expansion                     Compensation
Detail                        DetailOriginal            Modified
- ---------------               ------------------------  -----------
Expansion Cost   $1,000,000   GOMD ($)$1,000,000        $1,120,000
Cost of Capital          12%  Total Potential$100,000   $  100,000
                              Compensation
Expected Return  $  120,000               % of GOMD10%         8.9%



CAPITAL REPLACEMENTS. When actual capital replacement expense exceeds the established capital reserve or budget, the excess capital spending will be reflected as a reduction to the GOMD as outlined in the Capital Replacement Policy dated April 14, 1995.



PARTNER PLAN EXAMPLE-1996

The partner plan is an annual plan. Performance is evaluated annually and the year end performance rating is applied to determine annual earnings. Additionally, a written progress review will be conducted at mid-year to evaluate progress toward achieving year end goals. The percentage of earned variable compensation paid in restricted stock will be elected annually by the Manager. The elected percentage can be 0% to 100% in 10% increments of earned variable compensation.

- ------------------------------------------------------------------------------

ANNUALIZED GOMD & POTENTIAL COMPENSATION



Annual GOMD                             $800,000
                                        ========
Total Potential Compensation  10% GOMD  $ 80,000
Fixed                                   $ 60,000
                                        --------
Variable                                $ 20,000
                                        ========

- ------------------------------------------------------------------------------

PERFORMANCE RATING & EARNINGS LEVEL

Annual Performance Rating & Earning Level     3.3 = 86%     See Scale Below

- ------------------------------------------------------------------------------

CALCULATION OF ANNUAL EARNINGS



GOMD, periods 1 to 13                        $   770,000
ANNUAL PERFORMANCE PERIOD
- ----------------------------------
a  Total Earned Potential           $77,000   (10% GOMD)
                                    -------
b  Total Earned Compensation (86%)  $66,220
c  Fixed Paid                       $60,000
                                    -------
d  Earned Variable     b-c          $ 6,220
                                    =======

DISTRIBUTION
- ----------------------------------
e  Earned Variable Cash  (80%)      $ 4,976
f  Earned Variable Stock  (20%)     $ 1,244



The Manager elected to have 20% of variable compensation paid in stock and 80% paid in cash. The number of shares issued is determined at the end of the performance period at the then current stock price. Certificates are issued annually after the end of the calendar year.

- ------------------------------------------------------------------------------

PERFORMANCE EVALUATION EARNINGS SCALE



Rating      % Earned   Rating  % Earned
- ---------  ----------  ------  ---------
Below 2.4  Draw Only      3.7        94%
2.4               68%     3.8        96%
2.5               70%     3.9        98%
2.6               72%     4.0       100%
2.7               74%     4.1       102%
2.8               76%     4.2       104%
2.9               78%     4.3       106%
3.0               80%     4.4       108%
3.1               82%     4.5       110%
3.2               84%     4.6       112%
3.3               86%     4.7       114%
3.4               88%     4.8       116%
3.5               90%     4.9       118%
3.6               92%     5.0       120%



TARGET PLAN EXAMPLE - 1996

The target plan is an annual plan. Financial measures are determined based on the critical business needs of a particular unit. Performance is evaluated annually and the year end performance rating is applied to financial performance levels to determine annual earnings. Additionally, a written progress review will be conducted at mid-year to evaluate progress toward achieving year end goals. The percentage of earned variable compensation paid in restricted stock will be elected annually by the Manager. The elected percentage can be 0% to 100% in 10% increments of earned variable compensation.

- ------------------------------------------------------------------------------

This example applies to a developing property where member enrollments and GOP improvement are critical. Financial targets are based on the ID plan and GOP targets.


ANNUALIZED TARGETS
              ID's                          GOP
- --------------------------------  -----------------------

Target               Earnings     Target      Earnings
- -------------------  -----------  ----------  -----------
65,000              $     3,000  $  200,000  $     3,000
70,000              $     6,000  $  220,000  $     6,000
75,000              $     9,000  $  240,000  $     9,000
75,000 +             10% excess  $  260,000  $    11,000
                                 $260,000 +   10% excess



Total Potential Compensation     $80,000
Fixed                            $60,000
Variable                         $20,000

- ------------------------------------------------------------------------------

PERFORMANCE RATING & EARNINGS LEVEL

Annual Performance Rating & Earning Level     3.3=86%    See scale below

- ------------------------------------------------------------------------------

CALCULATION OF FINANCIAL TARGET EARNINGS



1.  ID Performance                          $ 70,000
                      1. Earnings  $ 6,000
2.  GOP Performance                         $260,000
                      2. Earnings  $11,000
                              1+2           $ 17,000

CALCULATION OF ANNUAL EARNINGS



a             Total Potential                   $80,000
                                                =======
b             Fixed Pay                         $60,000
c             Financial Target Earnings         $17,000
                                                -------
d             Total Earned Potential (b+c)      $77,000
e             Total Earned Compensation  (86%)  $66,220
                                                =======
f             Earned Variable (e-b)             $ 6,220

Final Target
Distribution
- ------------
g             Earned Variable Cash  (80%)       $ 4,976
h             Earned Variable Stock  (20%)      $ 1,244





The Manager elected to have 20% of variable compensation paid in stock and 80% paid in cash. The number of shares issued is determined at the end of each performance period at the then current stock price. Certificates are issued annually after the end of the calendar year.

- ------------------------------------------------------------------------------

PERFORMANCE EVALUATION EARNINGS SCALE



Rating      % Earned   Rating  % Earned
- ---------  ----------  ------  ---------
Below 2.4  Draw Only      3.7        94%
2.4               68%     3.8        96%
2.5               70%     3.9        98%
2.6               72%     4.0       100%
2.7               74%     4.1       102%
2.8               76%     4.2       104%
2.9               78%     4.3       106%
3.0               80%     4.4       108%
3.1               82%     4.5       110%
3.2               84%     4.6       112%
3.3               86%     4.7       114%
3.4               88%     4.8       116%
3.5               90%     4.9       118%
3.6               92%     5.0       120%

            APPENDIX B: SENIOR MANAGER COMPENSATION PLAN FOR 1996

                               I.  PLAN DESIGN

A. RELATIONSHIP TO THE CLUBCORP PLAN. This ClubCorp Senior Manager Compensation Plan for 1996 (the "Senior Manager Plan") is a part of and is governed by the terms and conditions of the ClubCorp Plan. All terms which are initially capitalized in the Senior Manager Plan and are not defined in the Senior Manager Plan, have the same meaning as the terms defined in the ClubCorp Plan.

B.  GENERAL PLAN DESCRIPTION. Variable Compensation only - no Fixed.

C.    ELIGIBILITY.    All  Senior  Managers,  to  the  extent  designated  as
Participants pursuant to Section 3.1 of the ClubCorp Plan, shall participate in the Senior Manager Plan, subject to the terms and conditions of the ClubCorp Plan.

                       II.  COMPONENTS OF COMPENSATION

A. VARIABLE COMPENSATION POTENTIAL will range from $1,000 - $15,000. Each year the Regional Vice Presidents will submit to the Executive Vice President for approval, their recommendation for the Senior Manager position(s) and the amount of Variable Compensation Potential based on each Senior Manager's assignment for the year.

B. THE SENIOR MANAGER WILL HAVE THE ABILITY TO ELECT how the Variable Compensation would be paid, as a Cash Award and/or Stock Award, with a minimum vested stock component of 20%. This would be consistent with the other regional staff members.

               III.  PERFORMANCE EVALUATIONS AND AWARD AMOUNTS

A performance evaluation form will be developed with 3-5 consistent categories, creating within each category a variety of performance measures that Regional Vice Presidents shall use at the beginning of each year to tailor the performance evaluation form for each Senior Manager based on the Senior Manager's assignment. The performance evaluation rating will be the modifier to the Variable Compensation Potential (Variable Compensation Potential x performance evaluation rating = payout). As soon as practical following the close of each Award Period, the Compensation Committee shall determine the amount of Variable Compensation that has been earned.

                              IV.  DISTRIBUTION

Earned Variable Compensation will be paid as a Cash Award and as a Stock Award to the extent elected by the Participant prior to the Award Date in accordance with procedures established by the Compensation Committee. The percentage of Earned Variable Compensation to be paid in Restricted Stock will be elected annually be the Senior Club Manager. The elected percentage can be 20% to 100%, in 10% increments.